Exhibit 99.1

FOR IMMEDIATE RELEASE

VISTACARE, INC. AMENDS STOCKHOLDER RIGHTS PLAN

SCOTTSDALE, Ariz., March 16, 2005 — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced that its Board of Directors has amended the Company’s Stockholder Rights Plan to modify the definition of “Grandfathered Person” set forth in the Rights Agreement between the Company and the Rights Agent. The amendment to the Rights Agreement clarifies that if at any time after August 18, 2004 a Grandfathered Person (together with all affiliates and associates of such person) ceases to be the beneficial owner of securities of the Company constituting 15% or more of the voting power of the Company, such Grandfathered Person shall immediately cease to be a Grandfathered Person and shall thereafter be subject to all of the restrictions set forth in the Rights Agreement as fully as if such person had never been a Grandfathered Person. Furthermore, under the modified definition of “Grandfathered Person”, no person who (together with all affiliates and associates of such person) does not hold 15% or more of the voting power of the Company as of the date of the amendment to the Rights Agreement shall be deemed a Grandfathered Person.

A copy of the amendment to the Company’s Stockholder Rights Plan is being filed with the Securities and Exchange Commission.

About VistaCare

VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Contact:	Steve Lewis General Counsel (480)648-8721